ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-158385 Dated January 5, 2011

HSBC USA Inc. Trigger Autocallable Optimization Securities
Linked to the Common Stock of Wells Fargo & Company due on or about January 13, 2012

Investment Description

These Trigger Autocallable Optimization Securities (the ‘‘Securities’’) are senior unsecured debt securities issued by HSBC USA Inc. linked to the common stock of Wells Fargo & Company (the ‘‘Reference Share”). The Securities are designed for investors who believe that the Closing Price of the Reference Share will remain flat or increase during the term of the Securities. If the Reference Share closes at or above the Initial Share Price on any Observation Date, HSBC will automatically call the Securities and pay you a Call Price equal to the Principal Amount per Security plus a Call Return. The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding. If by maturity the Securities have not been called, HSBC will either repay the full Principal Amount or, if the Reference Share closes below the Trigger Price on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Closing Price of the Reference Share from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay any interest.  You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑
Call Return: HSBC will automatically call the Securities for a Call Price equal to the Principal Amount plus the applicable Call Return if the Closing Price of the Reference Share on any Observation Date is equal to or greater than the Initial Share Price. The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for a loss at maturity if the Final Share Price declines from the Initial Share Price.

❑
Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of the Reference Share does not close below the Trigger Price on the Final Valuation Date, HSBC will pay you the Principal Amount per Security at maturity. If the price of the Reference Share closes below the Trigger Price on the Final Valuation Date, HSBC will repay less than the Principal Amount, if anything, resulting in a loss that is proportionate to the decline in the Closing Price of the Reference Share from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Trade Date	January 7, 2011
Settlement Date	January 12, 2011
Final Valuation Date[2]	January 9, 2012
Maturity Date[2]	January 13, 2012

[1] Expected [2] See page 3 for additional details

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE SECURITIES MAY NOT OBLIGATE HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE REFERENCE SHARE, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF HSBC.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

We are offering the Securities, which are linked to the performance of the Reference Share, at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.  The Call Return Rate, Initial Share Price and Trigger Price will be determined on the Trade Date.

Reference Share	Call Return Rate	Initial Share Price	Trigger Price	CUSIP	ISIN
Wells Fargo & Company	14.50% to 19.00% per annum.		$75.00% of the Initial Share Price	40432R260	US40432R2601

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.125	$9.875
Total

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to the offering of Securities linked to the Reference Share identified on the cover page.  The Reference Share described in this free writing prospectus is a reference asset as defined in the prospectus supplement, and these Securities being offered hereby are “Notes” for purposes of the prospectus supplement. As a purchaser of a Security, you will acquire an investment instrument linked to the Reference Share.  Although the offering of Securities relates to the Reference Share identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Reference Share, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities.  HSBC urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.
You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦	Prospectus dated April 2, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to the “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

Indicative Terms

Issuer	HSBC USA Inc. (A1/AA-/AA)[1] (“HSBC”)
Principal Amount	$10 per Security (subject to a minimum investment of $1,000).
Term	12 months, unless earlier called.
Trade Date	January 7, 2011
Settlement Date	January 12, 2011
Final Valuation Date	January 9, 2012 subject to adjustment in the event of a Market Disruption Event.
Maturity Date	January 13, 2012, subject to adjustment in the event of a Market Disruption Event.
Reference Share	Common stock of Wells Fargo & Company (Ticker: WFC)
Call Feature
The Securities will be automatically called if the Closing Price of the Reference Share on any Observation Date is equal to or above the Initial Share Price.  If the Securities are called, HSBC will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.

Observation Dates[2]
On or about, February 9, 2011, March 9, 2011, April 11, 2011, May 9, 2011, June 9, 2011, July 11, 2011, August 9, 2011, September 9, 2011, October 11, 2011, November 9, 2011, December 9, 2011 and the Final Valuation Date (January 9, 2012), each subject to postponement in the event of a Market Disruption Event.

Call Settlement Dates	With respect to the first eleven Observation Dates, four business days following the applicable Observation Date. For the Final Valuation Date the Call Settlement Date will be the Maturity Date.
Call Price	The Call Price equals the Principal Amount per Security plus the applicable Call Return.
Call Return/Call Return Rate
The Call Return, and therefore the Call Price, increases the longer the Securities are outstanding and will be based on the Call Return Rate of between 14.50% per annum and 19.00% per annum. The actual Call Return Rate will be determined on the Trade Date.

Expected[2] Observation Date

February 9, 2011
March 9, 2011
April 11, 2011
May 9, 2011
June 9, 2011
July 11, 2011
August 9, 2011
September 9, 2011
October 11, 2011
November 9, 2011
December 9, 2011
Final Valuation Date
(January 9, 2012)

Expected Call Return*

1.21% to 1.58%
2.42% to 3.17%
3.63% to 4.75%
4.83% to 6.33%
6.04% to 7.92%
7.25% to 9.50%
8.46% to 11.08%
9.67% to 12.67%
10.88% to 14.25%
12.08% to 15.83%
13.29% to 17.42%
14.50% to 19.00%

Expected Call Price
(per $10.00 Security)*

$10.121 to $10.158
$10.242 to $10.317
$10.363 to $10.475
$10.483 to $10.633
$10.604 to $10.792
$10.725 to $10.950
$10.846 to $11.108
$10.967 to $11.267
$11.088 to $11.425
$11.208 to $11.583
$11.329 to $11.742
$11.450 to $11.900

* The actual Call Returns and Call Prices will be determined on the Trade Date.

Payment at Maturity (per $10 Security)
If the Securities are not called, you will receive a payment on the Maturity Date calculated as follows:
If the Final Share Price of the Reference Share is equal to or greater than the Trigger Price on the Final Valuation Date, HSBC will pay you  a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Securities.[3]
If the Final Share Price  of the Reference Share is below the Trigger Price on the Final Valuation Date, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:
$10 × (1 + Reference Share Return);
In this case, you will have a loss that is proportionate to the decline in the Final Share Price from the Initial Share Price

Investment Timeline

1
HSBC USA Inc. is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the Securities is dependent upon factors in addition to our ability to pay our obligations under the Securities, such as the Closing Price, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Securities.

2
Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same and the Observation Dates may be adjusted in a similar manner.

3	Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

and you will lose some or all of your Principal Amount.
Reference Share Return	Final Share Price - Initial Share Price
Initial Share Price
Trigger Price	75.00% of the Initial Share Price.
Observation Period	The period from, but excluding, the Trade Date to, and including, the Final Valuation Date.
Initial Share Price	The Closing Price of the Reference Share on the Trade Date.
Final Share Price	The Closing Price of the Reference Share on the Final Valuation Date.
Closing Price
The Closing Price on any scheduled trading day during the Observation Period will be the official price of the Reference Share on the Relevant Exchange (as defined herein) as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange, as adjusted by the calculation as described under “Anti-dilution and Reorganization Adjustments” below.

Calculation Agent	HSBC USA Inc. or one of its affiliates.
Paying Agent
HSBC Bank USA, N.A. will act as Paying Agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF HSBC.  IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investor Suitability

The Securities may be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the Reference Share.

♦    You believe the Final Share Price will not be below the Trigger Price on the Final Valuation Date, but you are willing to lose up to 100% of your principal if the Securities are not called and the Final Share Price is below the Trigger Price on the Final Valuation Date.

♦    You understand and accept that you will not participate in any appreciation in the price of the Reference Share and your potential return is limited to the applicable Call Return.

♦    You would be willing to invest in the Securities if the Call Return Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Call Return Rate will be set on the Trade Date).

♦    You believe the Reference Share will remain stable for the term of the Securities and the Closing Price of the Reference Share will be at or above the Initial Share Price on at least one Observation Date, including the Final Valuation Date.

♦    You are willing to hold Securities that will be automatically called on any Observation Date on which the Closing Price is at or above the Initial Share Price, or you are otherwise willing to hold the Securities to maturity, a term of 1 year, and do not seek an investment for which there is an active secondary market.

♦    You do not seek current income from this investment and are willing to forgo dividends paid on the Reference Share.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the Securities, and understand that if HSBC defaults on its obligation you may not receive any amounts due to you including the repayment of principal.

The Securities may not be suitable for you if:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You believe the Securities will not be called and the Final Share Price will be below the Trigger Price on the Final Valuation Date.

♦    You seek an investment that guarantees the full repayment of your principal and you are not willing to make an investment in which you could lose up to 100% of your Principal Amount.

♦    You are not willing to make an investment that may have the same downside market risk as an investment in the Reference Share.

♦    You seek an investment that participates in the full appreciation in the price of the Reference Share or that has unlimited return potential.

♦    You would not be willing to invest in the Securities if the Call Return Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Call Return Rate will be set on the Trade Date).

♦    You are unable or unwilling to hold securities that will be automatically called on any Observation Date on which the Closing Price is at or above the Initial Share Price, or you are otherwise unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦    You seek current income from your investment or prefer to receive the dividends paid on the Reference Share.

♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 7 of this free writing prospectus and “Risk Factors” on page S-3 of the prospectus supplement.

What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of the issuer of the Reference Share.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin llp.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Reference Share.  HSBC intends to treat the Securities consistent with this approach, and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale, exchange or call and HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as either short-term or long-term capital gain or loss, depending on your holding period in the Security at such time for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

HSBC will not attempt to ascertain whether the issuer of the Reference Share would be treated as a United States real property holding corporation (“USRPHC”), as defined for U.S. federal income tax purposes. If the issuer of the Reference Share were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the issuer of the Reference Share and consult your tax advisor regarding the possible consequences to you if the issuer of the Reference Share is or becomes a USRPHC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above.  For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Risk of Loss at Maturity –  The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal amount of the Securities.  If the Securities are not called, HSBC will only pay you the Principal Amount of your Securities in cash if the Final Share Price of the Reference Share is greater than or equal to the Trigger Price and will only make such payment at maturity.  If the Securities are not called and the Final Share Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Share Price from the Initial Share Price.

♦
The Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price of the Reference Share is then above the Trigger Price.

♦
Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your Securities to maturity.  The Securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Reference Share has appreciated since the Trade Date.

♦
Reinvestment Risk – If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs. Because the Securities may be called as early as one month after issuance, you should be prepared in the event the Securities are called early.

♦
Credit of Issuer – The Securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any contingent repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦
Higher Call Return Rates are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Reference Share reflects a higher expectation as of the Trade Date that the Closing Price of the Reference Share could be below the Trigger Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for that Security. However, while the Call Return Rate is set on the Trade Date, the Reference Share’s volatility can change significantly over the term of the Securities. The price of the Reference Share could fall sharply, which could result in a significant loss of principal.

♦
Single Stock Risk — The price of the Reference Share can rise or fall sharply due to factors specific to that Reference Share and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦
Limited Return on the Securities – The return potential of the Securities is limited to the applicable Call Return regardless of the appreciation of the Reference Share. In addition, because the Call Return, and therefore the Call Price, increases the longer the Securities have been outstanding, the Call Price payable on earlier Call Settlement Dates is less than the Call Price payable on later Call Settlement Dates. The earlier a Security is called, the more likely it may be to underperform a direct investment in the Reference Share. If the Securities are not called, you will not participate in any appreciation in the Closing Price of the Reference Share even though you will be subject to the risk of a decline in the Closing Price of the Reference Share.

♦
No Assurances of a Flat or Bullish Environment - While the Securities are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities.

♦
Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦	No Interest – As a holder of the Securities, you will not receive periodic interest payments.

♦
Owning the Securities is Not the Same as Owning the Reference Share — The return on your Securities may not reflect the return you would realize if you actually owned the Reference Share.  As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Share would have.  Furthermore, the Reference Share may appreciate substantially during the term of your Securities and you will not participate in such appreciation.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc. or their respective affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities and which may be revised at any time.  Any such research, opinions or recommendations could affect the value of the Reference Share and therefore, the market value of the Securities.

♦
Potential HSBC Impact on Price – Trading or transactions by HSBC USA Inc. or any of its affiliates in the Reference Share, or in futures, options, exchange-traded funds or other derivative products on the Reference Share, may adversely affect the market value of the Reference Share and, therefore, the market value of the Securities.

♦
Potential Conflict of Interest – HSBC and its affiliates may engage in business with the issuer of the Reference Share, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities.  The Calculation Agent, which may be HSBC or any of its affiliates will determine the payment at maturity or on a Call Settlement Date based on observed prices of the Reference Share in the market.  The Calculation Agent can postpone the determination of the Closing Price on an Observation Date and the

corresponding Call Settlement Date if a Market Disruption Event exists on such Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Share Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date. corresponding Call Settlement Date if a Market Disruption Event exists on such Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Share Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦
Price Prior to Maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the Reference Share; the volatility of the Reference Share; the dividend rate paid on the Reference Share; the time remaining to the maturity of the Securities; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦
There is Limited Anti-dilution Protection — The Calculation Agent will adjust the Closing Price, which will affect the Reference Share Return and, consequently, the payment at maturity, for certain events affecting the Reference Share, such as stock splits and corporate actions. The Calculation Agent is not required to make an adjustment for every corporate action which affects the Reference Share. If an event occurs that does not require the Calculation Agent to adjust the amount of the Reference Share, the market price of the notes may be materially and adversely affected. See “Anti-dilution and Reorganization Adjustments” below for additional information.

♦
The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Securities.

♦
In Some Circumstances, the Payment You Receive on the Securities May be Based on the Common Stock of Another Company and Not the Reference Share — Following certain corporate events relating to the respective issuer of the Reference Share where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock of a successor to the respective Reference Share issuer or any cash or any other assets distributed to holders of the Reference Share in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. See “Merger Event and Tender Offer” and “Anti-dilution and Reorganization Adjustments” below for additional information.  Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash equal to your Principal Amount unless the Final Share Price of the Reference Share is below the Trigger Price (as such Trigger Price may be adjusted by the Calculation Agent upon occurrence of one or more such events).

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Reference Share.  HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Share relative to its Initial Share Price. We cannot predict the Final Share Price or the Closing Price on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Share. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity per $10.00 Security on a hypothetical offering of the Securities, based on the following assumptions (the actual Initial Share Price, Trigger Price and Call Returns for the Securities will be determined on the Trade Date):

Investment term:	12 months (unless earlier called)

Hypothetical Initial Share Price:	$100.00

Hypothetical Trigger Price:	$75.00 (75% of the Initial Share Price)

Hypothetical Call Returns and Call Prices on Observation Dates*:

Observation Dates	Call Return*	Call Price*
February 9, 2011	1.40%	$10.140
March 9, 2011	2.79%	$10.279
April 11, 2011	4.19%	$10.419
May 9, 2011	5.58%	$10.558
June 9, 2011	6.98%	$10.698
July 11, 2011	8.38%	$10.838
August 9, 2011	9.77%	$10.977
September 9, 2011	11.17%	$11.117
October 11, 2011	12.56%	$11.256
November 9, 2011	13.96%	$11.396
December 9, 2011	15.35%	$11.535
Final Valuation Date (January 9, 2012)	16.75%	$11.675

* Based on a hypothetical Call Return Rate of 16.75% per annum.  The actual Call Return Rate will be determined on the Trade Date and will not be less than 14.50%.

Example 1—The Reference Share closes at $120.00 on the first Observation Date – the Securities are called.
Because the Closing Price of the Reference Share on the first Observation Date (February 9, 2011) is at or above the Initial Share Price, the Securities are automatically called at the applicable Call Price of $10.140 per Security, representing a 1.40% return on the Securities. As long as the Reference Share closes at or above the Initial Share Price on any of the twelve Observation Dates, you will receive the applicable Call Price.

Example 2— The Reference Share closes below the Initial Share Price on each of the first eleven Observation Dates and closes at $110.00 on the Final Valuation Date – the Securities are called.
Because (i) the Closing Price of the Reference Share on the first eleven Observation Dates is below the Initial Share Price and (ii) the Closing Price of the Reference Share on the final Observation Date, (which is also the Final Valuation Date) is above the Initial Share Price, the Securities are automatically called at the applicable Call Price of $11.675 per Security, representing a 16.75% return on the Securities.

Example 3— The Reference Share closes below the Initial Share Price on all twelve Observation Dates and on the Final Valuation Date it closes at $90.00 – the Securities are NOT called.
Because the Closing Price of the Reference Share on all twelve Observation Dates is below the Initial Share Price, the Securities are not automatically called. Furthermore, because the Final Share Price is not below the Trigger Price on the Final Valuation Date, you will receive the Principal Amount at maturity of $10.00 per Security (a return of zero percent).

Example 4— The Reference Share closes below the Initial Share Price on all twelve Observation Dates.  In addition, the Reference Share closes at $60.00 on the Final Valuation Date – the Securities are NOT called.

Because the Closing Prices of the Reference Share on all twelve Observation Dates are each below the Initial Share Price, the Securities are not automatically called.  Furthermore, because the Final Share Price is below the Trigger Price on the Final Valuation Date, your principal is fully exposed to any decrease in the Final Share Price relative to the Initial Share Price on the Final Valuation Date.  Therefore you will suffer a loss on the Securities of 40.00%. Expressed as a formula:

Reference Share Return = ($60.00 – $100.00) / $100.00 = -40.00%

payment at maturity = $10 × (1 + -40%) = $6.00

In this example, you would lose some of your Principal Amount at maturity.

If the Final Share Price is below the Trigger Price on the Final Valuation Date, you are fully exposed to the negative Reference Share Return resulting in a loss of some or all of your principal that is proportionate to the decrease in the Closing Price from the Trade Date to the Final Valuation Date.

Information about the Reference Share

Included on the following pages is a brief description of the issuer of the Reference Share. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low intraday prices for the Reference Share. The information given below is for the four calendar quarters in each of 2005, 2006, 2007, 2008, 2009 and 2010. HSBC obtained the intraday prices information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Share as an indication of future performance.

The Reference Share is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Reference Share with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Reference Share under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Wells Fargo & Company

According to publicly available information, Wells Fargo & Company (“WFC”) is a financial services company that provides retail, commercial and corporate banking services through banking stores.  WFC provides other financial services through subsidiaries engaged in various businesses, principally: wholesale banking, mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency and brokerage services, computer and data processing services, trust services, investment advisory services, mortgage-backed securities servicing and venture capital investment.  Information filed by WFC with the SEC under the Exchange Act can be located by reference to its SEC file number, 1-2979, or its CIK Code, 0000072971.  The common stock of WFC is listed on the New York Stock Exchange under ticker symbol “WFC”.

Historical Information

The following table sets forth the quarterly high and low intraday prices for WFC’s common stock, based on daily intraday prices on the primary exchange for WFC, as reported by Bloomberg. WFC’s Closing Price on December 31, 2010 was $30.99. The actual Initial Share Price will be the Closing Price of WFC’s common stock on the Trade Date. Past performance of the Reference Share is not indicative of the future performance of the Reference Share.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$31.38	$29.13	$29.90
4/1/2005	6/30/2005	$31.08	$28.89	$30.79
7/1/2005	9/30/2005	$31.44	$29.00	$29.29
10/3/2005	12/30/2005	$32.35	$28.82	$31.42
1/3/2006	3/31/2006	$32.75	$30.31	$31.94
4/3/2006	6/30/2006	$34.86	$31.90	$33.54
7/3/2006	9/29/2006	$36.89	$33.36	$36.18
10/2/2006	12/29/2006	$36.99	$34.90	$35.56
1/3/2007	3/30/2007	$36.64	$33.01	$34.43
4/2/2007	6/29/2007	$36.49	$33.93	$35.17
7/2/2007	9/28/2007	$37.99	$32.67	$35.62
10/1/2007	12/31/2007	$37.78	$29.29	$30.19
1/2/2008	3/31/2008	$34.56	$24.42	$29.10
4/1/2008	6/30/2008	$32.34	$23.46	$23.75
7/1/2008	9/30/2008	$42.50	$20.46	$37.53
10/1/2008	12/31/2008	$38.95	$19.90	$29.48
1/2/2009	3/31/2009	$30.09	$7.80	$14.24
4/1/2009	6/30/2009	$28.45	$13.65	$24.26
7/1/2009	9/30/2009	$29.56	$22.08	$28.18
10/1/2009	12/31/2009	$31.53	$25.01	$26.99
1/3/2010	3/31/2010	$31.99	$26.37	$31.12
4/1/2010	6/30/2010	$34.25	$25.52	$25.60
7/1/2010	9/30/2010	$28.77	$23.02	$25.13
10/1/2010	12/31/2010	$31.61	$23.37	$30.99

The graph below illustrates the performance of WFC’s common stock from January 3, 2001 through December 31, 2010, based on information from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 75% of the closing price on December 31, 2010. The actual Trigger Price will be based on the Closing Price of WFC’s common stock on the Trade Date. Past performance of the Reference Share is not indicative of the future performance of the Reference Share.

Historical Performance of the common stock of Wells Fargo & Company

*The actual Trigger Price will be 75% of the Initial Share Price, which will be determined on the Trade Date.

Source: Bloomberg

Market Disruption Event

If an Observation Date or the Final Valuation Date is not a scheduled trading day, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day.  If a Market Disruption Event (as defined below) exists on an Observation Date or the Final Valuation Date, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day for which there is no Market Disruption Event.  If a Market Disruption Event exists with respect to an Observation Date or the Final Valuation Date on five consecutive scheduled trading days, then that fifth scheduled trading day will be an Observation Date or the Final Valuation Date (as applicable), and the Closing Price on such Observation Date or the Final Share Price (as applicable) will be determined by the Calculation Agent using its estimate of the exchange traded price for the Reference Share that would have prevailed but for that Market Disruption Event on that scheduled trading day.  If an Observation Date other than the Final Valuation Date is postponed, then the corresponding Call Settlement Date will also be postponed until the fourth business day following the postponed Observation Date.  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed until the fourth business day following the postponed Final Valuation Date.

“Market Disruption Event” means any scheduled trading day on which any Relevant Exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the Calculation Agent determines is material:

(i)  any suspension of or limitation imposed on trading by any Relevant Exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the Relevant Exchanges or related exchanges or otherwise, (A) relating to the Reference Share or (B) in any futures or options contracts relating to the Reference Share, on any related exchange; or

(ii)  any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A), if applicable, to effect transactions in, or obtain market values for the Reference Share or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Share on any relevant related exchange; or

(iii)  the closure on any scheduled trading day of any Relevant Exchange relating to the Reference Share or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Exchange or related exchange at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on the exchange and (b) the submission deadline for orders to be entered into the Relevant Exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means each exchange or quotation system or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the Reference Share has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to Reference Share on such temporary substitute exchange or quotation system as on the original related exchange) on which futures or options contracts relating to the Reference Share are traded where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options related to the Reference Share.

 “Relevant Exchange” means any exchange or quotation system for the Reference Share, where such trading has a material effect (as determined by the calculation agent) on the overall market for trading of such securities.

“Scheduled closing time” means the scheduled weekday closing time of the Relevant Exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the Relevant Exchanges and related exchanges are scheduled to be open for trading for their respective regular trading sessions.

The Calculation Agent will notify the Securities holders of the existence of a Market Disruption Event on any day that, but for the occurrence or existence of a Market Disruption Event, would have been the Final Valuation Date.

Anti-dilution and Reorganization Adjustments

Following the declaration by the issuer of the Reference Share of the terms of any Potential Adjustment Event (as defined below), the Calculation Agent will determine whether that Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Reference Share and, if so, will make such calculations and adjustments to the terms of the Securities as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “Potential Adjustment Event” means the occurrence of any of the following after the issue date of the Securities:

(a) a subdivision, consolidation or reclassification of the Reference Share (unless a merger event), or a free distribution or dividend of any shares of the Reference Share to existing holders by way of bonus, capitalization or similar issue;

(b) a distribution or dividend to existing holders of the Reference Shares of (A) Reference Shares, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the issuer of the Reference Share equally or proportionately with such payments to holders of those shares or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the Calculation Agent;

(c) an extraordinary dividend;

(d) a call by the issuer of the Reference Share in respect of shares of such issuer that are not fully paid;

(e) a repurchase by the issuer of Reference Shares of Reference Shares whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or

(f) any other similar event that may have a diluting or concentrative effect on the theoretical value of the Reference Shares.

Merger Event and Tender Offer

A “merger event” shall mean, in respect of Reference Shares, any (i) reclassification or change of the Reference Shares that results in a transfer of or an irrevocable commitment to transfer all Reference Shares outstanding, (ii) consolidation, amalgamation or merger of the issuer of Reference Shares with or into another entity (other than a consolidation, amalgamation or merger of the issuer of Reference Shares with or into another entity and which does not result in any such reclassification or change of all Reference Shares) or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding Reference Shares that results in a transfer of or an irrevocable commitment to transfer all Reference Shares (other than those Reference Shares owned or controlled by the offeror), or (iv) consolidation, amalgamation, merger or binding share exchange of the issuer of Reference Shares or its subsidiaries with or into another entity in which the issuer of Reference Shares is the continuing entity and which does not result in a reclassification or change of the Reference Shares outstanding but results in the outstanding Reference Shares (other than Reference Shares owned or controlled by that other entity) immediately prior to that event collectively representing less than 50% of the outstanding Reference Shares immediately following that event, in each case if the approval date (as defined below) is on or before a Final Valuation Date.

A “tender offer” shall mean, in respect of the voting shares of an issuer of Reference Shares, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in that entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of the issuer of Reference Shares as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant.

If a merger event or a tender offer occurs in respect of a Reference Share that is an American depositary share and the Reference Share is still publicly quoted, traded or listed on the New York Stock Exchange or the NASDAQ Global Market or their successors in interest, then the Calculation Agent shall adjust such terms and conditions of the Securities as the Calculation Agent determines appropriate to account for that event.

If a merger event or tender offer occurs in respect of the Reference Shares and the Reference Shares are exchanged for new shares (with no other distributions of property in respect of the Reference Shares), and those new shares are publicly quoted, traded or listed on the New York Stock Exchange, the NASDAQ Global Market or their successors in interest, then the Reference Shares shall be adjusted to comprise the number of new shares to which a holder of one Reference Share immediately prior to the occurrence of the merger event or tender offer, as the case may be, would be entitled upon consummation of the merger event or tender offer. The Calculation Agent shall also adjust such terms and conditions of the Securities as the Calculation Agent determines appropriate to account for that event and such new shares shall be deemed the Reference Share.

If a merger event or tender offer occurs and any distributions of property (other than the publicly quoted new shares referred to above) are made on the Reference Shares, in whole or in part, then the Calculation Agent shall accelerate the Maturity Date to the day which is five business days after the approval date (as defined below). On the Maturity Date, HSBC shall pay to each holder of a Security the Payment at Maturity, provided that for purposes of that calculation, the Final Share Price of the Reference Share will be deemed to be the value of all consideration received (or that would be received) in respect of that event, and the Final Valuation Date will be deemed to be the approval date. In addition, the Calculation Agent shall adjust the Payment at Maturity for the value of the imbedded options that would preserve for a holder of Securities the economic equivalent of any remaining payment obligations with respect to the Securities hereunder. The “approval date” is the closing date of a merger event, or, in the case of a tender offer, the date on which the person or entity making the tender offer acquires or acquires the right to obtain the relevant percentage of the voting shares of the issuer of Reference Shares, or if that date is not a scheduled trading day, the immediately preceding scheduled trading day.

Notwithstanding these alternative arrangements, a merger event or tender offer may affect the Reference Share in a manner that adversely affects the value of, and trading in, the Securities. Similarly, an adjustment or acceleration resulting from a merger event or a tender offer may adversely affect the value of, or the trading in, the Securities.

Share Delisting, Nationalization and Insolvency

A share delisting shall be deemed to have occurred if at any time during the period from and including the issue date to and including the Final Valuation Date the Reference Shares cease to be listed on the Relevant Exchange for those shares for any reason and are not immediately re-listed on a successor exchange which is the New York Stock Exchange, the NASDAQ Global Market or a successor in interest (a “successor exchange”). If the Reference Share is immediately re-listed on a successor exchange, then the Reference Share shall continue to be deemed to be the Reference Share.

A nationalization shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the Final Valuation Date, all or substantially all of the assets of an issuer of Reference Shares are nationalized, expropriated, or are otherwise required to be transferred to any governmental agency, authority or entity.

An insolvency shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the Final Valuation Date, by reason of voluntary or involuntary liquidation, bankruptcy or insolvency or any analogous proceeding involving an issuer of Reference Shares (i) any Reference Shares are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of Reference Shares become legally prohibited from transferring those shares.

If a nationalization, insolvency or share delisting occurs, the Calculation Agent shall accelerate the Maturity Date to the day which is five business days after the announcement date (as defined below). On the accelerated Maturity Date, HSBC shall pay to each holder of Securities the Payment at Maturity and for the purposes of that calculation, the Final Share Price will be deemed to be the Closing Price on the scheduled trading day immediately prior to the announcement date. In addition, the Calculation Agent shall adjust the Payment at Maturity for the value of the imbedded options that would preserve for a holder of Securities the economic equivalent of any remaining payment obligations with respect to the Securities hereunder. The “announcement date” means (i) in the case of a nationalization, the day of the first public announcement by the relevant government authority that all or substantially all of the assets of the issuer of Reference Shares are to be nationalized, expropriated or otherwise transferred to any governmental agency, authority or entity, (ii) in the case of a delisting event, the day of the first public announcement by the Relevant Exchange that the Reference Share will cease to trade or be publicly quoted on that exchange or (iii) in the case of an insolvency, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an insolvency with respect to the issuer of Reference Shares.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on the holders of Securities, absent manifest error.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Share Price.  If a Market Disruption Event exists with respect to the Reference Share on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Share will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated maturity date will then be the fourth business day following the postponed accelerated Final Valuation Date.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so.  HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.